April 1, 2009

Securities and Exchange Commission

100F. Street, NE

Washington, D.C. 20549

Re: Asian Trends Media Holdings, Inc. (formerly Clifford China Estates Inc.)

We have read the statements made by Asian Trends Media Holdings, Inc. which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K. We agree with the statements made regarding our firm in Amendment No. 3 to such 8-K/A. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ GHP Horwath, P.C

GHP Howarth, P.C.